Exhibit 99

P.O. Box 29243 - Phoenix, Arizona 85038-9243
2200 S. 75th Avenue - Phoenix, Arizona 85043
(602) 269-9700

SWIFT TRANSPORTATION COMPANY ANNOUNCES
FINANCIAL RESULTS FOR SECOND QUARTER 2017

PHOENIX — July 24, 2017 — Swift Transportation Company (NYSE:SWFT) today reported revenue of $1.0 billion, diluted EPS of $0.20 and adjusted EPS of $0.25 for the quarter ended June 30, 2017 as filed with the SEC on Form 10-Q.
Adjusted EPS is a non-GAAP financial measure, which should not be considered as an alternative, or superior, to the GAAP financial measure, diluted EPS. However, management believes that presentation of this non-GAAP financial measure provides useful information to investors regarding the company's results of operations. Adjusted EPS is reconciled to the most directly comparable GAAP financial measure below.

Quarter Ended June 30,
2017
Diluted earnings per share	$0.20
Adjusted for:
Income tax expense	0.12
Income before income taxes	0.31
Non-cash impairments (1)	0.00
Amortization of certain intangibles (2)	0.03
Excludable transaction costs – merger (3)	0.06
Adjusted income before income taxes	0.40
Provision for income tax expense at effective rate	(0.15)
Adjusted EPS	$0.25

(1)
During the quarter ended June 30, 2017, management reassessed the fair value of certain tractors within the company's leasing subsidiary, determining that there was a pre-tax impairment loss of $0.2 million, which was recorded in "Impairments" within operating income in the consolidated income statement.

(2)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(3)
On April 10, 2017, Swift announced an all-stock merger agreement with Knight, which was unanimously approved by the boards of directors of Swift and Knight and is expected to close during the quarter ended September 30, 2017. The combined company will be named Knight-Swift Transportation Holdings Inc. ("Knight-Swift"). Swift incurred certain transactional expenses associated with the planned merger, which are added back for adjusted EPS purposes.

Exhibit 99

ABOUT SWIFT
Swift Transportation originated and is based in Phoenix, Arizona, and operates a tractor fleet of approximately 18,000 units driven by company and owner-operator drivers. The company operates more than 40 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated and cross-border U.S./Mexico/Canada service, temperature-controlled, flatbed and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.
IR CONTACTS:

Taylor Varley	Ginnie Henkels
Vice President of Finance	Executive Vice President & Chief Financial Officer
(602) 477-7052	(602) 269-9700

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